Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Registration Statement on Form S-4 of Renasant Corporation of our report dated May 30, 2014, relating to the consolidated balance sheets of Alarion Financial Services, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive (loss) income, stockholders’ equity and cash flows for the years then ended, appearing in the Current Report on Form 8-K/A of Heritage Financial Group, Inc., filed on December 16, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Hacker, Johnson & Smith PA

Tampa, Florida

February 9, 2015